SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              TCC INDUSTRIES, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

                                                                  April 30, 1997

Dear Fellow Shareholders:

By now you have received a number of mailings from the Board of TCC, as well as the self-appointed "Shareholders Committee" who initiated this unfortunate and costly proxy fight. In order to make an informed decision, we think you should consider the following relevant facts that the "committee" chose not to address in its most recent mailings to you:

FACT: Contrary to what the committee has been saying, TCC Industries is a financially sound company. The Company recorded net income of $3 million over the past seven years.

FACT: The "committee" accuses TCC's management (Mr. Schumann) of receiving a profit sharing contribution last year. The fact is, Mr. Schumann received no benefit contributions of any kind.

FACT: The current Board of TCC has a plan and has taken steps designed to improve shareholder value. As part of this plan, the Company has retained an investment banking firm.

FACT: The "committee" waited until their definitive proxy material to declare that they "have no definitive plans to implement any of those strategies, plans or proposals" that are outlined in their materials. Despite having no definitive plans, they ask you to support them based primarily on criticism of management. (This is further evidence of the lack any constructive contributions that this group would bring to your Board.)

FACT: If you took the time to study the materials the "committee" has sent you, you would notice a number of changes in what they have been telling you, including the following:

          In their first mailing, they made no mention of their intent to seek control of TCC's Board at the 1998 Annual Meeting. Then, their proxy statement clearly stated their intent to do so if they are unable to "re-orient the directors." Now, they want you to believe that they only seek "minority representation."

          Their preliminary proxy material stated, as part of his qualifications and business experience, that Mr. Thomajan served as "Executive Director of and legal counsel to Richco" (with no reference to Marc
          Rich). Now that the association with Marc Rich has been revealed by us, they describe Mr. Thomajan only as "legal counsel" to Richco. Despite their recent attempt to distance Robert Thomajan from Marc Rich and Richco, they offer no justification for their judgment to withhold this material information in the proxy statement they originally sent to you.

FACT: Mr. Thomajan has never met, or even requested to meet, with the Board or management, and has only been a shareholder of TCC since October 1996.

FACT: In an effort to avoid this costly and disruptive proxy contest, we offered Mr. DeRoeck a seat on the Board, which he declined.

FACT: TCC Industries' stock price is up 160% over the five year period ended December 31, 1996, and is up over 15% so far this year (based on the closing price on April 29, 1997).

We hope you are as concerned as we are by the "committee's" inconsistencies, their lack of disclosure and the absence of any positive contribution to the objective of enhancing shareholder value. By comparison, your Board remains committed to the course of action laid out in its previous materials, including defending against the "committee's" attack, because we believe, now more than ever, that the election of our nominees, listed on the enclosed WHITE PROXY CARD, is clearly in your best interest. Please sign, date and return the WHITE PROXY CARD today

Please call me at (512) 320-0976 if you have any questions.


                                                  On behalf of your
                                                  Board of Directors



                                                  Lawrence W. Schumann
                                                  Chairman of the Board

--------------------------------------------------------------------------------

                                    IMPORTANT


Your vote is important. No matter how many or how few shares of TCC Industries you own, please vote FOR the Board's nominees by signing, dating and mailing the enclosed WHITE PROXY CARD.

If you have already returned an opposition gold proxy card, you have every right to change your vote by signing and returning the enclosed WHITE PROXY CARD. Only your latest dated, properly executed card will count.

If you own your shares in the name of a brokerage firm, your broker cannot vote such shares unless he receives your specific instructions. Please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope that has been provided.

IF YOU ARE SIGNING AS A CUSTODIAN, TRUSTEE, PARTNER, OFFICER, EXECUTOR OR ATTORNEY, please write in such title next to your signature.

If you have any questions as to how to vote your shares, please call our proxy solicitor:

                     Corporate Investor Communications, Inc.
                            Toll free: (800) 242-4410
                          Call collect: (201) 896-1900
--------------------------------------------------------------------------------